EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of May 19, 2000, between DONALD R. NEEL, an individual residing at 10414 Knollbrook Court, Evansville, Indiana 47711 ("Executive"), FIDELITY FEDERAL BANCORP, an Indiana corporation (the "Company") and UNITED FIDELITY BANK, FSB (the "Bank"), a wholly-owned subsidiary of the Company.

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, Executive is currently employed as the Executive Vice President, Chief Financial Officer and Treasurer of the Company and Executive Vice President, Chief Operating Officer and Treasurer of the Bank; and

     WHEREAS, the Company and the Bank expressly acknowledge that Executive has heretofore performed a significant role in the furtherance of the Company's and the Bank's business activities; and

     WHEREAS, on January 21, 2000 the Company and Pedcor Investments, a limited liability company, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Pedcor Investments, a limited liability company has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser or its permitted assigns (including Pedcor Bancorp and Pedcor Holdings, LLC) (collectively, the "Purchaser") shares of Common Stock (as hereinafter defined) of the Company (such transaction being hereinafter referred to as the "Acquisition"); and

     WHEREAS, the obligation of the Purchaser to consummate the Acquisition is expressly conditioned upon the execution and delivery of this Agreement by Executive on the date hereof and the performance of his obligations under this Agreement by Executive from and after the Effective Date (as hereinafter defined);

     WHEREAS, the Company desires to continue the employment of Executive as its Chief Financial Officer and the Bank desires to continue the employment of Executive as its Executive Vice President, Chief Operating Officer and Treasurer, and effective July 1, 2000 the Bank desires the Executive to become its President and Chief Executive Officer, and to be assured of its right to his services, on the terms and conditions hereinafter set forth, and Executive desires to continue to be so employed commencing on the Effective Date on such terms and conditions; and

     WHEREAS, Executive expressly understands and agrees that his failure to continue employment with the Company and the Bank on the Effective Date upon the terms and conditions set forth in this Agreement will cause substantial damages to the Company and the Purchaser;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and


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sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment; Duties. The Company hereby employs Executive and Executive hereby accepts such employment as Chief Financial Officer of the Company, and the Bank hereby employs Executive and Executive hereby accepts such employment as Executive Vice President, Chief Operating Officer and Treasurer of the Bank, on the terms and subject to the conditions hereinafter set forth. Effective July 1, 2000, Executive shall be promoted from the offices of Executive Vice President, Chief Operating Officer and Treasurer of the Bank and assume the role and office of the President and Chief Executive Officer of the Bank. In such capacities, Executive shall perform such functions with respect to the business and affairs of the Company, the Bank, and the Subsidiaries (as defined below) consistent with his position, as the Board of the Company or the Bank shall determine from time to time; provided, however, that Executive shall not be required to perform his duties at the principal offices of the Bank if the Bank should move its principal offices during the Employment Term to a location in excess of thirty-five (35) miles from Evansville, Indiana. Executive shall travel at the expense of the Company or the Bank, as appropriate, to the extent necessary to perform his duties hereunder. Executive shall devote his full business time and energies to the business and affairs of the Company and the Bank and shall not accept other employment or perform any services for any other person, firm or corporation; provided, however, that Executive may devote reasonable amounts of time to activities having a charitable, educational or other public interest purpose if and to the extent such activities do not substantially interfere with Executive's performance of his responsibilities hereunder. Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company and its affiliates as reasonably may be required by the Company or the Bank in connection with any legal action involving the Company, the Bank, or any of their affiliates. Executive agrees to use his best efforts, skills and abilities to promote and protect the interests of the Company and all of its subsidiaries now or hereafter organized (the "Subsidiaries"), including the Bank, and to perform his duties hereunder. Executive agrees to serve as a director or officer of any of the Company's subsidiaries or controlled affiliates requesting his services, and to perform such services for such subsidiaries or controlled affiliates, consistent with his office, as its Board of Directors or other governing body shall request.

     2. Term; Termination.

     (a) Executive's employment pursuant hereto shall become effective on the Effective Date (as hereinafter defined) and shall remain in effect, subject to renewal pursuant to subparagraph (b) of this Paragraph 2 and to earlier termination pursuant to subparagraph (c) of this Paragraph 2, until the third anniversary of the Effective Date (the "Initial Expiration Date"). The term of employment hereunder, commencing with the Effective Date and including any renewals or extensions hereof, is hereinafter referred to as the "Employment Term."

     (b) Subject to the provisions of subparagraph (c) of this Paragraph 2, this Agreement may be extended for additional periods of one year commencing on the Initial Expiration Date and on each anniversary of the Initial Expiration Date (each such anniversary date being referred to herein as an "Extension Date") if the Board of Directors of both the Company and the Bank determines by resolution, after reviewing the performance of the Executive, to extend this


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Agreement prior to the Initial Expiration Date and/or Extension Date and such extension is not objected to by Executive pursuant to written notice to the Company or the Bank prior to such anniversary.

     (c) In addition to the expiration of the Employment Term as provided above, subject to the provisions of Paragraph 2(f) hereof, this Agreement and Executive's employment by the Company and the Bank shall terminate on the Date of Termination (as hereinafter defined) as follows:

          (i) automatically upon Executive's death;

          (ii) at the the option of the Company or the Bank if, as a result of Executive's incapacity due to physical or mental illness, he is unable to perform the duties of his employment hereunder for a period of sixty (60) consecutive days or an aggregate of ninety (90) days in any one hundred eighty (180) day period (each such period being hereinafter referred to as a "Disability Period");

          (iii) at the option of the Company or the Bank at any time for Cause. "Cause" shall mean (A) action by Executive involving personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or gross negligence which has or may reasonably be expected to have a material adverse effect on the financial condition or reputation of the Company or the Bank; (B) termination of Executive pursuant to the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Bank; (C) conviction of Executive of the commission of any criminal offense involving dishonesty or breach of trust; (D) any material breach by Executive of a term, condition or covenant of this Agreement; or (E) the engagement by Executive in any activity constituting a material breach of Paragraph 9, 10 or 11 of this Agreement. The Company reserves the right to institute litigation against Executive to recover damages in the event that the Company or its Subsidiaries or Affiliates suffers damages as a result of the Executive engaging in any of the conduct specified in clauses (A) through (E) of this Section 2(c)(iii);

          (iv) at the option of the Company or the Bank at any time without Cause; or

          (v) by Executive for Good Reason. "Good Reason" shall mean (A) any removal of Executive as a principal executive officer of the Company or the Bank, except as a result of his death, his disability or for Cause, (B) the failure of the Company or the Bank to cause any resulting or surviving owner of the Company's or the Bank's business or any transferee of the Company or the Bank to assume all of the Company's and the Bank's continuing obligations hereunder, or (C) a material breach by the Company or the Bank of any of its obligations to Executive arising hereunder.

     (d) Any termination pursuant to subparagraph (c) shall be communicated by a Notice of Termination from the terminating party to the other party. "Notice of Termination"


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shall mean a written notice indicating the specific provision of this Agreement upon which such termination is based and, in the case of a termination pursuant to subparagraph (c)(ii), (c)(iii) or (c)(v), setting forth in reasonable detail the facts and circumstances giving rise to such termination.


     (e) As appropriate under the circumstances, "Date of Termination" shall mean, as applicable: (A) the date of Executive's death; (B) thirty (30) days after a Notice of Termination is given to Executive, if Executive's employment is terminated pursuant to subparagraph (c)(ii) above; (C) the date specified in the Notice of Termination if Executive's employment is terminated by the Company or the Bank pursuant to subparagraph (c)(iii) or (c)(iv) above; or (D) thirty
(30) days after a Notice of Termination is given to the Company or the Bank, if Executive's employment is terminated pursuant to subparagraph (c)(v) above.

     (f) All obligations under the Agreement shall be terminated, except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Bank (i) by the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the Office of Thrift Supervision or his or her designee at the time the Director of the Office of Thrift Supervision or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the Office of Thrift Supervision to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     3. Compensation.

     (a) The Executive shall receive from the Company and/or the Bank an annual base salary ("Base Salary") equal in the aggregate to $140,000 during the Employment Term and during any renewal year of the Employment Term (subject to any increases which the Board, in its sole discretion, may approve). Base Salary shall be payable in equal installments in accordance with the Company's regular payroll practices for executive level employees, as determined from time to time by the Board, but in no event less frequently than monthly. The amount of the Base Salary shall be allocated on an equitable basis between the Company and the Bank, based upon the good faith determination by the Executive and the Board of Directors of the Company and the Bank as to the amount of time spent by the Executive with respect to the business of the Company and the business of the Bank.

     (b) On the Effective Date, the Executive shall be granted options to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share and otherwise substantially upon the terms and conditions set forth in the form of Option Agreement attached as Exhibit A hereto. Such options shall not be "incentive stock options" within the meaning of the Internal Revenue Code.



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

     4. Compensation Upon Termination and During Disability.

     (a) If Executive's employment shall be terminated by his death, the Company and/or the Bank shall pay to his estate Executive's unpaid Base Salary for the period through the Date of Termination from the Company's and/or the Bank's regular payroll. In addition, Executive shall continue to participate in the employee benefit, retirement and compensation plans and receive other benefits as provided in Paragraph 6(a) hereof through the Date of Termination.

     (b) In the event of Executive's physical or mental disability, the Company and/or the Bank shall continue to pay Executive his Base Salary during the Disability Period. If the Company or the Bank terminates Executive following the Disability Period, the Company and/or the Bank shall pay Executive his Base Salary for the period from the Company's and/or the Bank's regular payroll through the Date of Termination. In addition, Executive shall continue to participate in the employee benefit, retirement and compensation plans and receive other benefits as provided in Paragraph 6(a) hereof through the Date of Termination.

     (c) If Executive's employment shall be terminated for Cause by the Company or the Bank or by the Executive without Good Reason, the Company and/or the Bank shall continue to pay Executive his Base Salary through the Date of Termination. In addition, Executive shall continue to participate in the employee benefit, retirement and compensation plans and receive other benefits as provided in Paragraph 6(a) hereof through the Date of Termination.

     (d) If Executive's employment is terminated by the Company or the Bank without Cause or by the Executive for Good Reason and such termination does not occur after a Change in Control (as hereinafter defined), (i) the Company and/or the Bank shall continue to pay Executive his Base Salary for a period equal to the remaining Employment Term payable in semi-monthly installments during such remaining period, and (ii) in lieu of the COBRA coverage otherwise available to the Executive and provided that the Executive's continued participation is permissible under the terms and provisions of the employee health plans and programs in which the Executive participated immediately prior to the Date of Termination, the Company and/or the Bank shall maintain in full force and effect for the continued benefit of the Executive for a period equal to the remaining Employment Term, all such plans and programs. The Executive shall pay all costs associated with obtaining the benefits described in this subparagraph (d) for the entire period following the Date of Termination, but will be promptly reimbursed for such costs by the Company and/or the Bank. In the event that the Executive's participation in any such plan or program is or becomes barred or unavailable, the Company and/or the Bank shall pay to the Executive the difference between the cost the Executive would have incurred pursuant to the terms of this Agreement had he been able to continue participation in such plans and programs and the cost to the Executive of obtaining substantially comparable health benefits. Executive's entitlement to benefits pursuant to this subparagraph (d) shall be reduced to the extent that Executive is eligible for comparable health benefits in connection with employment with an employer other than the Company or the Bank.

     (e) If Executive's employment is terminated by the Company or the Bank without Cause or by the Executive for Good Reason at any time within twelve months after a Change of Control, then the Company and/or the Bank shall pay Executive the amounts specified in


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subparagraphs (e)(i) and (e)(iii) below at the times and in the manner specified therein, less any withholding payments required under applicable federal, state or local income tax, other tax or social security laws or similar statutes and shall provide Executive with the benefits specified in subparagraph (e)(ii) below:

          (i) an aggregate amount payable in 48 equal semi-monthly installments commencing with the Company's first regularly scheduled payroll payment date after the Date of Termination or, at the option of the Executive, in a lump-sum payable no later than thirty (30) days after the Date of Termination equal to the lesser of (A) 2.99 times the average annual Base Salary plus 2.99 times the average annual bonus paid to the Executive by the Company and any subsidiaries of the Company during the five most recent taxable years (annualized if such year is a "short" year for tax purposes) immediately preceding the Date of Termination, and (B) 2.99 times the annual Base Salary in respect of the fiscal year in which the Date of Termination occurs plus 2.99 times the annual bonus paid to the Executive by the Company and/or all subsidiaries during the last fiscal year immediately preceding the Date of Termination;

          (ii) in lieu of the COBRA coverage otherwise available to the Executive and provided that the Executive's continued participation is permissible under the terms and provisions of the employee health plans and programs in which the Executive participated immediately prior to the Date of Termination, the Company and/or the Bank shall maintain in full force and effect for the continued benefit of the Executive for three (3) years following the Date of Termination, all such plans and programs. The Executive shall pay all costs associated with obtaining the benefits described in this subparagraph (e)(ii) for the first twenty-four (24) months following the Date of Termination, but will be promptly reimbursed for such costs by the Company and/or the Bank. The Executive shall not be entitled to reimbursement for the costs relating to such benefits for the final twelve (12) months of coverage. In the event that the Executive's participation in any such plan or program is or becomes barred or unavailable, the Company and/or the Bank shall pay to the Executive the difference between the cost the Executive would have incurred pursuant to the terms of this Agreement had he been able to continue participation in such plans and programs and the cost to the Executive of obtaining substantially comparable health benefits. Executive's entitlement to benefits pursuant to this subparagraph (e)(ii) shall be reduced to the extent that Executive is eligible for comparable health benefits in connection with employment with an employer other than the Company or the Bank; and

          (iii) the Company will permit Executive or his personal representative(s) or heir(s), during a period of thirty (30) days following the Date of Termination (but in no event later than the date of expiration or forfeiture of the subject stock options), to require the Company, upon written request, to purchase all outstanding stock options previously granted to Executive under any Company stock option plan at a cash purchase price equal to the amount by which the aggregate "fair market value" (as hereinafter defined) of the shares subject to such options on the Date of Termination exceeds the aggregate exercise price for such options; provided that the Company shall not be required to purchase any such stock options which have expired or were forfeited pursuant to the terms of such plan or any stock option agreement issued pursuant to the terms of such plan. For purposes of this subparagraph (e)(iii), "fair market value" shall mean the mid-point between the reported closing bid and ask prices for the shares of such option stock as quoted by the North American Securities Dealer Automated Quotation System ("NASDAQ"). If the


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     option stock is not quoted on NASDAQ, the "fair market value" shall be determined by the Board based upon quotations of the entities which make a market in the Company's option stock. In the event no entity makes a market in the Company's option stock, "fair market value" shall mean the amount agreed upon by the Executive and the Company. If the Executive and the Company are unable to reach an agreement regarding the "fair market value" of the option stock within ten (10) days of the Date of Termination specified in the Notice of Termination, then the Executive and the Company shall each select an appraisal firm and the two firms shall determine the fair market value of the option stock. If the two appraisal firms cannot agree upon the "fair market value" within thirty (30) days of their appointment, they shall appoint a third appraisal firm and the decision of a majority of the three (3) appraisal firms shall be final and binding on the Executive and the Company; provided, however, the Executive may elect, by notifying the Company within thirty (30) days after the Date of Termination, to have the following definition of "fair market value" apply for purposes of this subparagraph (e)(iii): the per share book value of the Company's option stock, calculated in accordance with generally accepted accounting principles as of the last day of the month coinciding with or immediately preceding the Date of Termination. The costs of any appraisals required pursuant to this subparagraph (e)(iii) shall be paid one-half by the Company and one-half by the Executive or his personal representative(s) or heir(s), as applicable.

     (f) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's, Bank's, or any affiliate's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Company's and the Bank's obligations under this Agreement (including, without limitation, the payment of Base Salary) shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and/or the Bank shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of it obligations which were suspended.

     (g) If Executive is removed and/or permanently prohibited from participating in the conduct of the Company's, Bank's, or any affiliate's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) and (g)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of such order. In connection therewith, the Company and/or shall continue to pay Executive his Base Salary through the Date of Termination. In addition, Executive shall continue to participate in the employee benefit, retirement and compensation plans and receive other benefits as provided in Paragraph 6(a) hereof through the Date of Termination. If the Company or the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Executive or of the Company or of the Bank.

     (h) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) and any regulations promulgated thereunder.

     (i) Unless otherwise agreed by the Company or the Bank, and Executive, all payments made to Executive (or his estate, as applicable) pursuant to this Paragraph 4, whether


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during a Disability Period or after the Date of Termination, shall be made in the amounts, at the times and subject to the terms and conditions otherwise applicable to payments to Executive pursuant to Paragraph 3 hereof, as if such payments were made to Executive during the Employment Term.

     (j) The amounts to be paid to Executive pursuant to Paragraph 4 of this Agreement shall be allocated on an equitable basis between the Company and the Bank, based upon the good faith determination by the Board of Directors of the Company and the Bank as to the amount of time spent by the Executive with respect to the business of the Company and the business of the Bank.

     5. Reimbursement of Expenses. In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, the Company and/or the Bank will reimburse Executive in a manner consistent with established policies of the Company and the Bank for reasonable out-of-pocket expenses actually incurred or paid by him in the performance of his services hereunder, subject to presentation of such expense statements, receipts, vouchers or other supporting information as the Company or the Bank may reasonably require.

     6. Other Benefits. In addition to the compensation and benefits provided to Executive pursuant to other provisions of this Agreement, during the Employment Term, Executive shall be entitled to the following:

     (a) participation in and receipt of benefits under (i) any retirement plan or arrangement for the benefit of executive employees of the Company or the Bank,(ii) any health or other welfare plan or arrangement for the benefit of executive employees of the Company or the Bank, (iii) any bonus, profit-sharing or deferred compensation plan or arrangement for the benefit of executive employees of the Company or the Bank, and (iv) any other employee benefit plan, program or arrangement, made available by Company or the Bank to its executive employees; provided that Executive's participation in any such plan, program or arrangement shall be on a basis consistent with the terms, conditions and overall administration of such plan, program or arrangement and Executive is otherwise eligible to participate or receive benefits under such plan, program or arrangement; and

     (b) a number of paid vacation days, sick days and personal days which are usual and customary for senior executive officers of corporations which are similarly situated to the Company or the Bank or provided to any other executive level employees of the Company or the Bank, but in no event shall the number of paid vacation days in any year of the Employment Term exceed four (4) weeks.

     7. Other Agreements. Executive represents and warrants to the Company and the Bank that he is not a party to any agreement, written or oral, and is not bound by the terms of any written or oral agreement to which he is not a party, which prohibits him from performing his duties under this Agreement or of serving the Company or the Bank in any other capacity. Executive agrees to indemnify the Company and the Bank and shall hold each of them harmless from and against any liability, loss, cost or expense, including reasonable attorneys' fees and expenses, incurred by the


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Company or the Bank by reason of the inaccuracy of the representations and warranties made by Executive in this Paragraph 7.

     8. Life Insurance. Executive agrees that, if requested by the Company or the Bank, he will cooperate with the Company and/or the Bank to obtain a policy or policies of life insurance on his life in such amount(s) as the Company or the Bank may determine, including submitting to any appropriate medical examinations and completing and executing any appropriate application(s) or similar form(s). Any such policy or policies shall be for the benefit of the Company or the Bank and the Company and/or the Bank shall pay all premiums thereunder.

     9. Inventions, Etc. Executive agrees to promptly disclose in writing to the Company all ideas, formulae, programs, systems, devices, processes, business concepts, discoveries and inventions (hereinafter referred to collectively as "Discoveries"), whether or not patentable, which he, while employed hereunder, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Company's or the Bank's business or interests, or are used or usable by the Company or the Bank, or arise out of or in connection with the duties performed by Executive hereunder. Executive hereby transfers and assigns to the Company and/or the Bank all right, title and interest in and to all Discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Company, Executive shall from time to time during or after the expiration or termination of his employment by the Company or the Bank, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other reasonable and legal acts and things as may be deemed necessary or desirable by the Company or the Bank to protect and/or enforce their or its rights in respect of Discoveries. All expenses of filing or prosecuting any patent application shall be borne by the Company or the Bank, but Executive shall cooperate in filing and/or prosecuting any such application. Executive ]shall receive no additional compensation for the performance of his obligations hereunder, except as may be agreed to in writing by the Company or the Bank.

     10. Covenant Regarding Confidentiality. All information about the business and affairs of the Company and its affiliates which is not generally available to the public or disclosed by the Company or such affiliates, and any information about the Company and its affiliates which becomes generally available to the public as a result of a breach by any person of any confidentiality obligation to the Company or any such affiliate (including, without limitation, with respect to the Company and each such affiliate, its secrets and information about its business, financial condition and performance, prospects, products, technology, know-how, merchandising and advertising programs and plans, and the names of its suppliers, customers and lenders and the nature of its dealings with them), constitute "Company Confidential Information." Executive acknowledges that he will have access to, and knowledge of, Company Confidential Information, and that improper use or revelation of same by Executive, whether during or after the termination of his employment by the Company, could cause serious injury to the business of the Company and its affiliates. Accordingly, Executive agrees that, except as required to perform his duties under this Agreement, or as required by law, he will forever keep secret and inviolate all Company Confidential Information which shall come into his possession, and he will not disclose the same to any other person or organization for so long as such Company Confidential Information is not generally known by, or accessible to, the public. Executive further agrees that he will not use any Company Confidential


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Information for his own benefit or directly or indirectly for the benefit of any person or organization other than the Company and its affiliates.

     11. Covenant Not to Solicit or Compete.

     (a) During the Employment Term and for a period of three (3) years thereafter (whether Executive's employment shall have ended by reason of the expiration of this Agreement or otherwise, and which period is hereinafter referred to as the "Restricted Period"), Executive agrees with the Company that he will not in any way, directly or indirectly, take away or interfere or attempt to interfere with any employee (or person who was an employee during the six (6) month period preceding the date of attempted hiring or recruitment) of the Company or its affiliates, or induce or attempt to induce any of them to leave the employ of the Company or its affiliates, or violate the terms of their contracts, or any employment arrangements, with the Company or its affiliates. The parties agree and intend that the covenants contained in this Paragraph 11(a) shall be construed as a series of separate covenants, one for each applicable region, county, city, state or country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms.

     (b) Executive acknowledges that the operation and conduct of the business of the Company is special and unique and involves the use of trade secrets and confidential information and that during the period of his employment hereunder, Executive will acquire special knowledge and/or skill that he could effectively utilize in competition with the Company and its affiliates. Executive further acknowledges that the provisions of Paragraphs 9, 10 and 11 hereof are essential to the goodwill and profitability of the Company and its affiliates, and have provided substantial inducement to the Company's agreement to execute and consummate this Agreement, and that the application or operation thereof shall not involve a substantial hardship upon his future business or livelihood. Executive agrees that remedies at law for any breach by him of the covenants contained in Paragraphs 9, 10 and 11 hereof will be inadequate, and that in the event of a violation of the covenants therein, in addition to any and all legal and equitable remedies which may be available to the Company and its affiliates, the said covenants may be enforced by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit and without notice. Should any court determine that any of the separate covenants of this Paragraph 11 shall be unenforceable in respect of geographic area, then such covenant shall be deemed eliminated for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If any other provision of Paragraphs 9, 10 and 11 shall be deemed by an appropriate court to be unenforceable for any reason, then such court shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide the Company and its affiliates to the fullest extent permitted by applicable law, the benefits intended by Paragraphs 9, 10 and 11 hereof. Executive acknowledges that the covenants contained in this Paragraph 11 are intended by the parties to be in addition to and not in lieu of or in limitation of any other agreement or covenant between Executive and the Company. Each of the provisions of Paragraphs 9,10 and 11 hereof shall survive the termination of this Agreement and the termination of Executive's employment by the Company.

     (c) Notwithstanding anything in this Paragraph 11 to the contrary, in the event that Executive's employment is terminated by the Company or the Bank without Cause prior to the scheduled expiration of the Employment Term, the provisions of this Paragraph 11 shall apply only for the period for which Executive is paid Base Salary (or would have been paid the Base Salary except for the election by the Executive to receive a lump-sum payment pursuant to Paragraph 4(e)(i)) after termination pursuant to the terms of this Agreement, plus one year.

     12. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile (followed by first class U.S. mail), or three days after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notice of changes of address shall be effective upon receipt):

                           If to the Company or the Bank:

                           Fidelity Federal Bancorp
                           700 S. Green River Road - Suite 2000
                           Evansville, Indiana 47715
                           Attn: Chairman of the Board of Directors
                           Telecopy No.: (812) 469-2101

                           with a copy to:

                           Krieg, DeVault, Alexander & Capehart, LLP
                           One Indiana Square - Suite 2800
                           Indianapolis, Indiana 46204
                           Attn: John W. Tanselle, Esq.
                           Telecopy No.: (317) 636-1507

     If to Executive, to him at his address set forth in the introductory Paragraph of this Agreement.

     13. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

     "Change of Control" shall mean (a) consummation of any transaction in which a person or entity was required to file an application or notice to acquire the securities or assets of the Company or the Bank, whether by purchase, merger, consolidation, share exchange or other combination or reorganization (irrespective of which party is the surviving entity), or by sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of the Company or the Bank (collectively referred herein as a "Transaction"), under the federal Bank Holding Company Act of 1956 (12 U.S.C.
Section 1841 et seq), the federal Change in Bank Control Act (12 U.S.C. Section 817(j)), the federal Savings and Loan Holding Company Act (12 U.S.C. Section 1467a) or the federal Bank Merger Act (12 U.S.C. Section 1828(c)), as such laws may be amended from time to time or any regulations promulgated thereunder (collectively, the "Governing Laws"). Notwithstanding anything herein to the contrary, the following shall not be deemed to constitute a "Change of Control" for purposes of this definition or for purposes of this Agreement: (i) the Acquisition; (ii) the purchase by Purchaser, or any of their affiliates, or the transfer by Purchaser to any of their affiliates, of shares of Common Stock; (iii) consummation of any Transaction requiring approval under the Governing Laws (1) involving the Company solely in connection with the acquisition by the Company of any subsidiary, (2) involving a business combination or reorganization in which the shareholders of the Company immediately prior to such Transaction own at least a majority of the issued and outstanding voting securities of the surviving entity immediately subsequent to such Transaction and individuals who were directors of the Company immediately prior to such Transaction constitute at least a majority of the Board of Directors of the surviving entity immediately subsequent to such Transaction or (3) involving any employee benefit plan sponsored by the Company or any subsidiary thereof; (iv) consummation of any acquisition of shares of Common Stock requiring approval under the Governing Laws by individuals or entities who at the date of this Agreement were either a director or officer of the Company or the beneficial owner (either directly or indirectly) of ten percent (10%) or more of the combined voting power of the Company's then outstanding securities; or (v) consummation of any acquisition of the Common Stock requiring approval under the Governing Laws by individuals or entities which would result in such individuals or entities owning directly and/or beneficially less than 25% of the combined voting power of the Company's then outstanding securities, unless after such acquisition such individuals or entities would constitute the largest shareholder of the Common Stock (for this purpose, the shares of Common Stock owned by the Purchaser and its affiliates shall be aggregated).

     "Common Stock" shall mean the common stock, stated value $1.00 per share, of the Company.

     "Effective Date" shall mean the date of this Agreement.

     14. Conditions and Acknowledgment.

     (a) This Agreement shall only become effective and binding upon the Executive and upon the Company and the Bank commencing upon and as of the Effective Date; and

     (b) By executing and delivering this Agreement, Executive expressly acknowledges and agrees (i) that his continuation of employment by the Company and the Bank pursuant to the provisions of this Agreement constitutes a significant condition to consummation of the Stock Purchase Agreement, (ii) that Executive's failure to continue his employment with the Company and the Bank from and after the Effective Date upon the terms and conditions set forth in this Agreement (unless Executive's employment by the Company or the Bank is terminated upon the terms and conditions set forth herein) will cause substantial damages to the Company and the Bank and to the Purchaser for which he, the Executive, shall be personally liable, and (iii) upon the Effective Date, the Severance Agreement dated December 1, 1997 by and between the Executive and the Company shall terminate and be void and of no effect, and that Executive shall have no rights and the Company shall have no obligations thereunder.

     15. General.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana applicable to contracts made and to be performed entirely within such state (without regard to principles of conflict of laws of Indiana or of any other jurisdictions).

     (b) The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (c) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

     (d) This Agreement and the benefits hereunder are personal to the Company, the Bank and Executive, and are not assignable or transferable, nor may the services to be performed hereunder be assigned by Executive, the Company or the Bank to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned by the Company and the Bank and/or will be assigned (by operation of law) to any person, firm or corporation acquiring all or substantially all of the assets or stock of the Company or the Bank or to any corporation into which the Company or the Bank may be merged or consolidated, as long as no such assignment operates to expand the Restricted Territory without the consent of Executive.

     (e) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform all of the provisions of this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be deemed a material breach of this Agreement and shall entitle Executive to terminate his employment with the Company pursuant to subparagraph 2(c)(v) hereof.

     (f) Anything in this Agreement to the contrary notwithstanding in the event the Company's independent public accountants determine that any payment by the Company to or for the benefit of Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Company for federal income tax purposes as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to or for the benefit of Executive pursuant to the Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Paragraph 15(f), the "Reduced Amount" shall be the amount which maximizes the amount payable to Executive without causing the payment to be non-deductible to the Company as a result of the provisions of
Section 280G of the Code.

     (g) All references in this Agreement to amounts to be paid or benefits to be provided to or on behalf of Executive are to the gross amounts thereof which are due hereunder. Except as otherwise provided herein, the Company and/or the Bank shall have the right to deduct therefrom or collect from Executive all sums which may be required to be deducted or withheld under any provision of law, including, but not limited to, social security payments, income tax withholding, any other deduction required by law and any interest, penalties or additions to tax imposed with respect thereto.

     (h) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     (i) This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     (j) Subject to the provisions of Paragraph 11 hereof, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                         FIDELITY FEDERAL BANCORP



                                         By:
                                             ----------------------------------
                                             Name:  Jack Cunningham
                                             Title: Chairman of the Board


                                         UNITED FIDELITY BANK, fsb



                                         By:
                                             ----------------------------------
                                             Name:  Jack Cunningham
                                             Title: Chairman of the Board



                                         "EXECUTIVE"


                                         --------------------------------------
                                         DONALD R. NEEL